Susan E. Alderton
                                                                (281) 423-3332



                                                                  EXHIBIT 99.1



FOR IMMEDIATE RELEASE

                     NL REPORTS STRONG FIRST QUARTER RESULTS
                      ON RECORD FIRST QUARTER SALES VOLUME


HOUSTON, TEXAS -- April 18, 2000 -- NL Industries, Inc. (NYSE:NL) reported net income for the first quarter of 2000 of $23.7 million, or $.46 per diluted share, compared to net income in the first quarter of 1999 of $13.9 million, or $.27 per diluted share.

Operating income of Kronos' titanium dioxide pigments ("TiO2") business in the first quarter of 2000 increased 49% to $46.2 million compared to $31.0 million in the first quarter of 1999. The improved operating income is primarily due to record first-quarter sales volume and strong production volume. Kronos' first-quarter sales volume increased 24% from the first quarter of 1999 and was even with the fourth quarter of 1999, reflecting sustained strong demand in all major regions. The Company's first-quarter 2000 production volume was 16% higher than the comparable 1999 period with operating rates near full capacity versus 86% capacity utilization in the first quarter of 1999. Kronos' average selling prices during the first quarter of 2000 were even with the first quarter of 1999 and were 3% higher than the fourth quarter of 1999.

J. Landis Martin, President and Chief Executive Officer, stated, "The Company's first-quarter operating rates continued to be high to support the strong demand for TiO2 which reduced our per unit cost from the year-earlier period and resulted in an outstanding quarter for NL, our best first quarter since 1990. During the quarter, we were able to increase prices and we announced new price increases in Europe, effective in the second quarter 2000. As we go into our seasonally strong second quarter, TiO2 industry fundamentals are good and we believe that demand for TiO2 will remain strong in the near-term resulting in continued upward pressure on selling prices."

Interest expense in the first quarter of 2000 was $1.9 million less than in the first quarter of 1999 due to reduced levels of outstanding debt and lower European borrowing rates.

The Company's net debt at March 31, 2000 was $148 million (total debt of $299 million less cash of $151 million).

A conference call for the investment community is scheduled for April 18, 2000 at 11:30 a.m., (EDT). Mr. J. Landis Martin will host the call. Participants can access the call by dialing 800-230- 1951 (domestic) and 612-288-0337 (international). The passcode is NL Earnings. A taped replay of the call will be available after 2:30 p.m., (EDT), the day of the call through April 25, 2000 by calling 800-475-6701 (domestic) and 320-365-3844 (international), and using access code 511843.

The call will also be broadcast live on the Internet at StreetEvents.com and an online replay will be available approximately one hour after the call.

NL Industries, Inc. is a major international producer of titanium dioxide pigments.

The statements in this release (and statements made in the call with the investment community referred to above) relating to matters that are not historical facts are forward-looking statements that are based on management's beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as "believes," "intends," "may," "will," "should," "anticipates" or comparable terminology or by discussions of strategy. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot assure that these expectations will prove to be correct. Such statements involve substantial risks and uncertainties, including, but not limited to, future global economic and political conditions, global TiO2 production capacity and the amount and timing of capacity changes, competitive products and prices, and other risks and uncertainties detailed in the Company's Securities and Exchange Commission filings. Should one or more of these risks materialize, or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company assumes no duty to update any forward-looking statements.

                                  NL INDUSTRIES, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                          (In millions, except per share data)
                                   (Unaudited)

                                                              Quarters ended
                                                                 March 31,
                                                             ----------------
                                                             1999        2000
                                                             ----        ----
Revenues and other income:
  Net sales                                                 $201.6      $231.0
  Other income, excluding corporate                            3.7         1.7
                                                            ------      ------
                                                             205.3       232.7

Cost of sales                                                147.0       159.3
Selling, general and administrative, excluding corporate      27.3        27.2
                                                            ------      ------

    Operating income                                          31.0        46.2

Corporate income (expense):
  Securities earnings                                          1.6         1.7
Expenses, net                                                 (4.2)       (5.0)
Interest expense                                              (9.8)       (7.9)
                                                            ------      ------

    Income before income taxes and minority interest          18.6        35.0

Income tax expense                                             4.7        11.2
                                                            ------      ------

    Income before minority interest                           13.9        23.8

Minority interest                                                -          .1
                                                            ------      ------


    Net income                                             $  13.9     $  23.7
                                                           =======     =======

Earnings per share - net income:
  Basic                                                    $    .27    $    .47
                                                           ========    ========
  Diluted                                                  $    .27    $    .46
                                                           ========    ========

Shares used in the calculation of earnings per share:
  Basic shares                                                 51.8        50.9
  Dilutive impact of stock options                               .1          .3
                                                           --------    --------
  Diluted shares                                               51.9        51.2
                                                           ========    ========
